Exhibit 99.1

Pier 1 Imports Names Catherine David Executive Vice President - Merchandising

FORT WORTH, Texas--(BUSINESS WIRE)--August 3, 2009--Pier 1 Imports, Inc. (NYSE:PIR) announced today that Catherine David has joined Pier 1 Imports as Executive Vice President - Merchandising.

Ms. David brings more than 24 years of retail experience to Pier 1 Imports. Most recently, she served as President and Chief Operating Officer for Kirkland’s, Inc., in Jackson, Tennessee. In that role, she led the merchandising, planning, marketing, and store teams. Previously, she held Vice President and General Manager positions with Sears Essentials, Sears Grand, and The Great Indoors and was also the President of the Burnes Group, a photo frame and accessories supplier. Prior to that, she spent 13 years with the Target Corporation, where she held various positions in buying, planning, and stores. When she left Target, she was the Vice President and General Manager of target.direct.

Alex Smith, Pier 1 Imports’ President & CEO, commented, “We are excited to welcome Cathy to our executive team. She brings great retail expertise and is extremely well prepared to lead our merchants in continuing to develop a best in class buying organization that creates merchandise assortments that exceed our customers’ expectations.”

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400